Exhibit 99.1

October 30, 2019	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION REPORTS INCREASES IN

EARNINGS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019

Glen Head, New York, October 30, 2019 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and nine months ended September 30, 2019.  In the highlights that follow, all comparisons are of the current three or nine-month period to the same period last year unless otherwise indicated.

THIRD QUARTER HIGHLIGHTS

•	Net Income and EPS were $10.8 million and $.44, respectively, versus $10.1 million and $.39
•	Book Value Per Share increased 7.3% to $16.05 at 9/30/19 from $14.96 at 9/30/18
•	Cash Dividends Per Share increased 5.9% to $.18 from $.17
•	ROA and ROE were strong at 1.02% and 10.83%, respectively, compared to .94% and 10.50%
•	Repurchased 494,800 shares during the quarter at a cost of $10.9 million and 1,409,900 shares thus far in 2019 at a cost of $31.5 million
•	Total assets, loans and funding declined from year-end 2018 reflecting ongoing balance sheet management in light of the current interest rate environment

NINE MONTH HIGHLIGHTS

•	Net Income and EPS were $32.4 million and $1.29, respectively, versus $31.5 million and $1.24
•	ROA and ROE were strong at 1.03% and 11.04%, respectively, compared to 1.01% and 11.34%
•	Quarterly net interest margin and the cost of interest-bearing liabilities have stabilized this year. NIM was 2.56%, 2.58% and 2.56% in quarters 1, 2 and 3, respectively
•	Effective tax rate was 16.9% versus 9.3%
•	The Credit Quality of the Bank’s loan and securities portfolios remains strong

Analysis of Earnings – Nine Months Ended September 30, 2019

Net income for the first nine months of 2019 was $32.4 million, an increase of $885,000, or 2.8%, versus the same period last year.  The increase reflects decreases in the provision for loan losses and noninterest expense of $268,000 and $576,000, respectively, and the absence in 2019 of securities losses which totaled $5.0 million in the 2018 period.  The impact of these items was partially offset by declines in net interest income and noninterest income before securities losses of $749,000 and $825,000, respectively, and an increase in income tax expense of $3.3 million.

The decline in net interest income occurred because of yield curve flattening followed by inversion and management’s resulting decision to slow loan and overall balance sheet growth.  Flattening and inversion of the yield curve also caused a 6 basis point decline in net interest margin.  The fluctuations in the yield curve occurred as increases in the federal funds target rate during 2017 and 2018 were initially accompanied by lesser increases in intermediate and long-term U.S. treasury rates and then by declines in such rates.  Despite two 25 basis point declines in the federal funds target rate thus far in 2019, five and ten year treasury rates still remain below the federal funds target rate.  The federal funds target rate drives the Bank’s cost of deposits and short-term borrowings while intermediate and long-term treasury rates drive the yields available to the Bank on loan originations and repricings, securities purchases and the reinvestment of cash flows.

When comparing the current nine-month period to the same period last year, the cost of interest-bearing liabilities increased by 35 basis points while the yield on interest-earning assets only increased by 18 basis points.  The increase in yield on interest-earning assets includes an increase in loan portfolio yield of 12 basis points which occurred largely because of:

•	Positive spread between the rates on loans being originated and those paying down
•	Shift in originations from lower yielding residential mortgages to higher yielding commercial mortgages
•	Loans repricing at higher yields

Also included in the increase in yield on interest-earning assets is an improvement in yield on the securities portfolio of 42 basis points largely resulting from restructuring of the taxable securities portfolio in 2018.

     Management’s decision to slow loan growth resulted in modest growth of $70.7 million, or 2.2%, in the average balance of loans outstanding when comparing the current nine-month period to the same period last year and a reduction of $66.3 million in loans outstanding at September 30, 2019 as compared to December 31, 2018.  Growth in the average balance of loans was funded by increases in the average balances of interest-bearing deposits of $130.0 million, or 5.8%, and stockholders’ equity of $20.5 million, or 5.5%, and a decrease in securities of $33.9 million, or 4.2%.  These sources of funds were also used to reduce the average balance of total borrowings by $116.0 million, or 18.9%.  Substantial contributors to the growth in deposits were the Bank’s ongoing municipal deposit initiative and the issuance of brokered certificates of deposit (“CDs”).  The average balance of brokered CDs increased $180.1 million as brokered CDs were used during the period as a lower cost alternative to Federal Home Loan Bank (“FHLB”) advances.  On September 30, 2019, $100.0 million of matured brokered CDs were replaced with short-term FHLB advances at a savings of approximately 50 basis points.  This maturity and replacement had no impact on the average balance of brokered CDs for the period because of the timing of its occurrence.  Substantial contributors to the growth in the average balance of stockholders’ equity were net income and the issuance of shares under the Corporation’s Dividend Reinvestment and Stock Purchase Plan, particularly during the first-half of 2018, partially offset by cash dividends declared and common stock repurchases which began in December 2018.

Management has been proactive in addressing the downward pressure on net interest income, net interest margin and earnings caused by the flat and inverted yield curve and the low interest rate environment.  Actions taken thus far include, among others:

•	Downward repricing of certain interest-bearing deposits
•	Hiring additional lenders to grow commercial and industrial loans
•	Reducing overall balance sheet growth by slowing loan growth and the related need for funding
•	Slowing the pace of branch expansion
•	Changing the mix of loans being originated to higher yielding commercial mortgages from lower yielding residential mortgages
•	Restructuring the securities portfolio
•	Hedging a portion of short-term borrowings with interest rate swaps
•	Shifting between FHLB advances and brokered CDs to reduce funding costs
•	Maintaining tight control over operating expenses
•	Focusing on improving the level of noninterest income
•	Using excess capital to repurchase common stock which improves EPS and ROE

A modest mortgage loan pipeline at quarter end of $37 million should result in a further reduction in total loans outstanding during the fourth quarter as loan runoff is expected to exceed originations.

The most significant reason for the reduction in the provision for loan losses of $268,000 versus the same period last year was that loans declined by $66 million in the current period versus increased by $271 million in the comparable period of 2018.  The impact of this factor in reducing the provision was largely offset by larger chargeoffs in the current period and an improvement in economic conditions in the comparable 2018 period.

The decrease in noninterest income, before securities losses, of $825,000, or 9.5%, is primarily attributable to:

•	A bank-owned life insurance (“BOLI”) death benefit in the first nine months of 2018 of $565,000
•	Decline in the non-service cost components of the Bank’s defined benefit pension plan of $618,000

•

Decline in Investment Management Division (“IMD”) income of $163,000 mainly because of certain trust-related fees earned in the 2018 period and lower assets under management and held in a custodial capacity in the current period

Partially offsetting these items was an increase in service charges on deposit accounts of $376,000 primarily related to higher overdraft and maintenance and activity charges.  Based on information currently known, management believes that the level of noninterest income in the first nine months of 2019 provides a reasonable basis for estimating the amount that will be recognized for the full year.

Securities losses of $5.0 million ($3.5 million after-tax) in 2018 resulted from a restructuring of the available-for-sale securities portfolio which involved the sale of $175 million of mortgage-backed securities and municipal bonds and reinvestment of the proceeds in higher yielding mortgage-backed securities and corporate bonds.

Noninterest expense decreased $576,000, or 1.3%, versus the same period last year primarily because of decreases in salaries and employee benefits expense of $811,000, or 3.0%, marketing expense of $601,000 and FDIC insurance expense of $369,000, partially offset by an increase in technology and professional services fees of $918,000.  The decrease in salaries and employee benefits includes a difference of $1.0 million related to special salary-related items recorded in the 2019 and 2018 periods and declines in incentive compensation expense of $218,000 and placement and agency fees of $93,000, partially offset by higher stock-based compensation and retirement plan expenses of $538,000 and $184,000, respectively. The increase in stock-based compensation expense is due to a higher level of expense for new awards granted during the year as compared to the prior year and the forfeiture of certain awards in 2018.  The decrease in marketing expense is due to fewer branch openings and management’s focus on maintaining tight control over operating costs.  The decrease in FDIC insurance expense is mainly due to a second quarter FDIC assessment credit received by the Bank during the current quarter.  The increase in technology and professional services fees includes $600,000 of consulting fees for a revenue enhancement project.

Management remains committed to maintaining tight control over operating costs which should help to mitigate the downward pressure on earnings arising from the current interest rate environment.  Based on information currently known, management believes that the level of noninterest expense in the first nine months of 2019 provides a reasonable basis for estimating the amount of fourth quarter expense.

Income tax expense increased $3.3 million and the effective tax rate increased from 9.3% to 16.9% when comparing the first nine months of 2018 to the same period this year.  These increases are primarily attributable to a decline in the current period of tax-exempt income from municipal securities and BOLI and the recognition in the 2018 period of state and local net operating loss carryforwards, higher excess tax benefits from stock-based compensation and tax savings resulting from a cost segregation study.  The increase in income tax expense also reflects higher pretax earnings in the current nine-month period as compared to the same period of 2018. Management expects the Corporation’s effective tax rate for 2019 to be approximately 17.0%.

Analysis of Earnings – Third Quarter 2019 Versus Third Quarter 2018

Net income for the third quarter of 2019 was $10.8 million, representing an increase of $726,000, or 7.2%, over $10.1 million earned in the same quarter of last year.  The increase is primarily attributable to a securities loss of $5.0 million in the third quarter of 2018.  Partially offsetting this item was a decline in net interest income of $397,000, or 1.6%, which occurred for the same reasons discussed with respect to the nine-month periods and increases in the provision for loan losses and income tax expense of $2.1 million and $1.7 million, respectively.  The increase in the provision for loan losses was mainly due to improved economic conditions in the 2018 quarter.  The increase in income tax expense largely occurred for the same reasons discussed with respect to the nine-month periods.

Although net interest margin declined by 6 basis points when comparing the nine-month periods, third quarter 2019 net interest margin of 2.56% is relatively unchanged from 2.57% for the same quarter last year.

During the third quarter of 2019, the federal funds target rate was reduced twice, for a total of 50 basis points, to its current level of 1.75% to 2.0%.  In response, management reduced the rates being paid on a portion of the Bank’s interest-bearing deposit accounts and currently anticipates further deposit rate reductions in the fourth quarter.  Further decreases in the federal funds target rate should relieve the upward pressure on funding costs and may result in a decrease in funding costs and improvements in net interest income and margin over time.

Analysis of Earnings – Third Quarter Versus Second Quarter 2019

Net income for the third quarter of 2019 was relatively unchanged from the second quarter.  Net interest margin declined from 2.58% in the second quarter to 2.56% in the third quarter.  The decrease reflects lower prepayment penalties and a decline in the yield on the securities portfolio, partially offset by a 3 basis point improvement in loan portfolio yield.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) declined 1 basis point from .94% at year-end 2018 to .93% at September 30, 2019.

The provision for loan losses was $279,000 and $547,000 in the first nine months of 2019 and 2018, respectively.  The provision in the current nine-month period was driven mainly by net chargeoffs of $1.3 million partially offset by a decline in outstanding loans.  The provision in the 2018 period was driven mainly by loan growth and net chargeoffs partially offset by improved economic conditions and reductions in historical losses.

The credit quality of the Bank’s loan and securities portfolios remains strong.  Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days all remain at very low levels.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 9.3%, 14.9%, 14.9% and 16.0%, respectively, at September 30, 2019.  The strength of the Corporation’s balance sheet positions the Corporation to resume growth in a measured and disciplined fashion when conditions warrant.

The Corporation has a $50 million stock repurchase program under which $33.0 million has been purchased to date. Stock repurchases are currently being utilized by the Corporation to prevent the buildup of excess capital and enhance EPS and ROE.

Key Strategic Initiatives and Challenges We Face

The Bank’s strategy remains focused on increasing shareholder value through loan and deposit growth when conditions warrant and the maintenance of strong credit quality, a strong efficiency ratio and an optimal amount of capital.  We’ve adjusted overall balance sheet and loan growth, funding costs and capital levels in response to market conditions to optimize current results and best position the Bank for future increases in profitability.  We currently have 52 branches in Nassau and Suffolk Counties, Long Island and the New York City boroughs of Queens, Brooklyn and Manhattan and will continue to open new branches, albeit at a slower pace than in recent years.  Only one new branch was opened in 2019 and no further branch openings are expected for the remainder of the year. Management is also focused on growing noninterest income from existing and potential new sources.

Notwithstanding the actions taken by management to mitigate the impact on earnings of the current interest rate environment, net interest income, net interest margin and the Corporation’s profitability metrics remain under pressure.  These items could be negatively impacted by further yield curve inversion, low yields available on new loans and securities and relatively high funding costs.  We remain focused on effective balance sheet management and expense control and will not meaningfully loosen underwriting standards to improve net interest margin.  Assuming no meaningful change in the yield curve and the pressure on deposit and borrowing costs continue, management believes that net interest margin for 2019 should not change significantly from the amount recorded for the nine-month period.

With respect to its lending activities, the Bank will continue to prudently manage concentration and credit risk and maintain its broker and correspondent relationships.  Commercial mortgage loans will be emphasized over residential mortgage loans because of the better yield and shorter duration that such mortgages generally provide.  Small business credit scored loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact on net interest margin of the current interest rate environment.  Management anticipates growing its commercial and industrial portfolio in a measured and disciplined fashion over an extended period of time.

In the current environment, banking regulators are concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, liquidity, cyber security and predatory sales practices.  Regulatory requirements, the cost of compliance and vigilant supervisory oversight are exerting downward pressure on revenues and upward pressure on required capital levels and operating expenses.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2019.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about November 8, 2019, when it is electronically filed with the SEC.  Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	9/30/19	12/31/18
	(dollars in thousands)
Assets:
Cash and cash equivalents	$63,888	$47,358

Investment securities:
Held-to-maturity, at amortized cost (fair value of $4,023 and $5,552)	3,983	5,504
Available-for-sale, at fair value	728,495	758,015
	732,478	763,519
Loans:
Commercial and industrial	105,426	98,785
Secured by real estate:
Commercial mortgages	1,351,918	1,281,295
Residential mortgages	1,674,539	1,809,651
Home equity lines	62,875	67,710
Consumer and other	2,376	5,958
	3,197,134	3,263,399
Allowance for loan losses	(29,856)	(30,838)
	3,167,278	3,232,561

Restricted stock, at cost	30,134	40,686
Bank premises and equipment, net	40,405	41,267
Right-of-use asset - operating leases	14,886	—
Bank-owned life insurance	82,558	80,925
Pension plan assets, net	15,115	15,154
Deferred income tax benefit	153	3,447
Other assets	15,700	16,143
	$4,162,595	$4,241,060
Liabilities:
Deposits:
Checking	$919,744	$935,574
Savings, NOW and money market	1,745,284	1,590,341
Time, $100,000 and over	241,273	309,165
Time, other	320,522	249,892
	3,226,823	3,084,972

Short-term borrowings	151,625	388,923
Long-term debt	360,472	362,027
Operating lease liability	15,756	—
Accrued expenses and other liabilities	19,790	16,951
	3,774,466	3,852,873
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 24,182,479 and 25,422,740 shares	2,418	2,542
Surplus	117,008	145,163
Retained earnings	269,498	249,922
	388,924	397,627
Accumulated other comprehensive loss, net of tax	(795)	(9,440)
	388,129	388,187
	$4,162,595	$4,241,060

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/19	9/30/18	9/30/19	9/30/18
	(dollars in thousands)
Interest and dividend income:
Loans	$88,382	$83,641	$29,353	$28,471
Investment securities:
Taxable	11,726	8,275	3,758	3,065
Nontaxable	8,819	10,193	2,773	3,323
	108,927	102,109	35,884	34,859
Interest expense:
Savings, NOW and money market deposits	13,856	8,823	5,015	3,125
Time deposits	11,361	7,529	4,030	2,952
Short-term borrowings	2,569	3,026	62	1,370
Long-term debt	5,558	6,399	1,883	2,121
	33,344	25,777	10,990	9,568
Net interest income	75,583	76,332	24,894	25,291
Provision (credit) for loan losses	279	547	314	(1,768)
Net interest income after provision (credit) for loan losses	75,304	75,785	24,580	27,059

Noninterest income:
Investment Management Division income	1,502	1,665	504	508
Service charges on deposit accounts	2,321	1,945	836	658
Net loss on sales of securities	—	(4,960)	—	(4,960)
Other	4,058	5,096	1,380	1,569
	7,881	3,746	2,720	(2,225)
Noninterest expense:
Salaries and employee benefits	26,536	27,347	8,555	8,633
Occupancy and equipment	8,712	8,742	2,872	2,864
Other	8,993	8,728	2,903	2,745
	44,241	44,817	14,330	14,242
Income before income taxes	38,944	34,714	12,970	10,592

Income tax expense	6,576	3,231	2,187	535
Net income	$32,368	$31,483	$10,783	$10,057

EARNINGS PER SHARE

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/19	9/30/18	9/30/19	9/30/18
	(dollars in thousands, except per share data)

Net income	$32,368	$31,483	$10,783	$10,057
Income allocated to participating securities	—	86	—	26
Income allocated to common stockholders	$32,368	$31,397	$10,783	$10,031

Weighted average:
Common shares	24,855,562	25,236,889	24,470,249	25,409,087
Dilutive stock options and restricted stock units	177,072	174,095	192,860	144,933
	25,032,634	25,410,984	24,663,109	25,554,020
Per Share:
Basic EPS	$1.30	$1.24	$.44	$.39
Diluted EPS	1.29	1.24	.44	.39
Cash Dividends Declared	.52	.47	.18	.17

FINANCIAL RATIOS

(Unaudited)

ROA	1.03%	1.01%	1.02%	.94%
ROE	11.04%	11.34%	10.83%	10.50%
Net Interest Margin	2.57%	2.63%	2.56%	2.57%
Dividend Payout Ratio	40.31%	37.90%	40.91%	43.59%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	9/30/19		12/31/18
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$577		$909
Past due 90 days or more and still accruing	—		—
Nonaccrual	665		1,663
	1,242		2,572
Troubled debt restructurings:
Performing according to their modified terms	1,093		1,289
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	467		472
	1,560		1,761
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,093		1,289
Past due 30 through 89 days	577		909
Past due 90 days or more and still accruing	—		—
Nonaccrual	1,132		2,135
	2,802		4,333
Other real estate owned	—		—
	$2,802		$4,333

Allowance for loan losses	$29,856		$30,838
Allowance for loan losses as a percentage of total loans	.93%		.94%
Allowance for loan losses as a multiple of nonaccrual loans	26.4	x	14.4	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Nine Months Ended September 30,
	2019			2018
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$30,617	$530	2.31%	$30,096	$400	1.78%
Investment securities:
Taxable	369,525	11,196	4.04	354,530	7,875	2.96
Nontaxable (1)	411,354	11,163	3.62	460,231	12,902	3.74
Loans (1)	3,231,573	88,388	3.65	3,160,835	83,646	3.53
Total interest-earning assets	4,043,069	111,277	3.67	4,005,692	104,823	3.49
Allowance for loan losses	(30,203)			(35,382)
Net interest-earning assets	4,012,866			3,970,310
Cash and due from banks	37,104			36,931
Premises and equipment, net	41,064			40,122
Other assets	127,565			118,885
	$4,218,599			$4,166,248
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,710,985	13,856	1.08	$1,749,025	8,823.67
Time deposits	645,596	11,361	2.35	477,535	7,529	2.11
Total interest-bearing deposits	2,356,581	25,217	1.43	2,226,560	16,352.98
Short-term borrowings	137,100	2,569	2.51	189,141	3,026	2.14
Long-term debt	361,791	5,558	2.05	425,712	6,399	2.01
Total interest-bearing liabilities	2,855,472	33,344	1.56	2,841,413	25,777	1.21
Checking deposits	940,717			943,689
Other liabilities	30,554			9,803
	3,826,743			3,794,905
Stockholders' equity	391,856			371,343
	$4,218,599			$4,166,248

Net interest income (1)		$77,933			$79,046
Net interest spread (1)			2.11%			2.28%
Net interest margin (1)			2.57%			2.63%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended September 30,
	2019			2018
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$41,171	$230	2.22%	$29,651	$145	1.94%
Investment securities:
Taxable	371,400	3,528	3.80	381,870	2,920	3.06
Nontaxable (1)	402,201	3,510	3.49	448,161	4,206	3.75
Loans (1)	3,198,832	29,355	3.67	3,226,084	28,473	3.53
Total interest-earning assets	4,013,604	36,623	3.65	4,085,766	35,744	3.50
Allowance for loan losses	(29,618)			(35,861)
Net interest-earning assets	3,983,986			4,049,905
Cash and due from banks	38,782			37,417
Premises and equipment, net	40,765			40,077
Other assets	126,397			120,040
	$4,189,930			$4,247,439

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,761,190	5,015	1.13	$1,731,959	3,125.72
Time deposits	661,269	4,030	2.42	542,332	2,952	2.16
Total interest-bearing deposits	2,422,459	9,045	1.48	2,274,291	6,077	1.06
Short-term borrowings	20,272	62	1.21	208,521	1,370	2.61
Long-term debt	360,472	1,883	2.07	413,369	2,121	2.04
Total interest-bearing liabilities	2,803,203	10,990	1.56	2,896,181	9,568	1.31
Checking deposits	957,980			959,303
Other liabilities	33,814			11,993
	3,794,997			3,867,477
Stockholders' equity	394,933			379,962
	$4,189,930			$4,247,439
Net interest income (1)		$25,633			$26,176
Net interest spread (1)			2.09%			2.19%
Net interest margin (1)			2.56%			2.57%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.